Exhibit 10.18

BILLIONTOONE, INC.

1035 O’Brien Drive

Menlo Park, CA 94025

January 2, 2024

Ross Taylor

Dear Ross Taylor:

BillionToOne, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1. Position. You will start in a full-time position as Chief Financial Officer and you will initially report to the Company’s Chief Executive Officer. You will perform the duties customarily performed by an employee in your position or as otherwise may be assigned to you by the Company. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Compensation and Employee Benefits. You will be paid as compensation for your services at a gross rate of $300,000.00 per year, payable on the Company’s regular payroll dates. The Company will pay you a one-time, non-recurring sign-on bonus of $100,000.00 to be paid within thirty (30) days after your Start Date, subject to applicable withholdings. In line with the general practices for sign-on bonuses, in the event that you resign your employment with the Company prior to the 2-year anniversary of your Start Date, you will repay a prorated portion of the sign-on bonus to the Company. In the event that the Company is subject to a Change of Control (as defined in the Company’s Stock Plan (the “Plan”)) before your service terminates, and if you are subject to an Involuntary Termination (as defined in the Plan) within twelve (12) months of such Change of Control, then you shall be entitled to a one-time severance payment equal to twelve (12) months of your then-current base salary, payable within thirty (30) days of such Involuntary Termination. As a regular employee of the Company, you will also be eligible to participate in those Company-sponsored benefits generally made available to all employees.

3. Stock Options. Subject to the approval of the Company’s Board of Directors, you will have the opportunity to acquire an equity interest in the Company in the form of Stock Options (the “Equity Award”). The Equity Award will cover 175,000 shares of the Company’s common stock and will be subject to the terms and conditions applicable to such awards granted under the Company’s Stock Plan (the “Plan”), as described in that Plan and the applicable Plan agreement, which you will be required to sign. 175,000 of the Equity Award shares (the “Vesting Shares”) will be subject to vesting. Subject to your continued service with the Company and the terms of the applicable Plan agreement, the Vesting Shares will vest as follows: 1/4th of the Vesting Shares shall vest on the 12-month anniversary of the commencement of your employment, and an additional 1/48th of the Vesting Shares shall vest each month thereafter. The applicable share price or exercise price used in connection with the Equity Award will be equal to the fair market value per share of the Company’s common stock on the date the Equity Award is granted, as determined by the Company’s Board of Directors. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax consequences of accepting the Equity Award.

4. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement.

5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

7. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of the terms of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(d) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this letter or any notices required by applicable law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

This offer has been sent to you for electronic signature. By electronically signing this offer, you agree and acknowledge that you have been able to access and review the offer and choose to sign the offer electronically. If you wish to accept this offer, please electronically sign this letter and the accompanying Confidential Information and Invention Assignment Agreement. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on January 4, 2024.

We look forward to having you join us no later than January 8, 2024.

Very truly yours,

BILLIONTOONE, INC.

By:	/s/ Oguzhan Atay
Oguzhan Atay, CEO

ACCEPTED AND AGREED:

Date: January 03, 2024

ROSS TAYLOR

By:	/s/ Ross Taylor